EXHIBIT 10.2

CONSULTING AGREEMENT

THIS AGREEMENT, made effective this 1st day of October, 2008, by and between WESBANCO BANK, INC., a West Virginia banking corporation, party of the first part (hereinafter called “Wesbanco”), and KRISTINE N. MOLNAR, of Wheeling, West Virginia, party of the second part (hereinafter called “Consultant”).

WHEREAS, the Consultant has worked for a number of years as an executive officer of Wesbanco in a full-time capacity and is a party to an Employment Agreement dated the 2nd day of January, 1998 and an Amended and Restated Change in Control Agreement dated November 22, 2005, both of which it is contemplated would be terminated by agreement of the parties thereto upon execution of a Transition Agreement and Release and Waiver of Claims to be executed by the parties as of the date of execution of this Agreement (the “Transition Agreement”), and

WHEREAS, effective September 30, 2008, Consultant will transition from full-time to part time employment of Wesbanco, and

WHEREAS, Wesbanco desires to retain the services of Consultant in a part-time capacity, as hereinafter set forth, and in connection with the continuing activities of Wesbanco, to be assured of her services in connection therewith on the terms and conditions hereinafter set forth, and

WHEREAS, Consultant is willing to provide such services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto do hereby agree as follows:

1.        CONSULTING RELATIONSHIP. Wesbanco hereby retains Consultant as a part-time employee to render services (as hereinafter defined) as may be requested from time to time by Wesbanco in conjunction with its corporate community relations and community outreach initiatives and activities, including representing Wesbanco on various non-profit and economic development boards, commissions and committees, and to provide assistance, counsel and advice in business development and customer relationships with new and existing customers of Wesbanco. Consultant hereby agrees to render such services for the compensation herein provided, agrees to be available at such times and in such places as are mutually agreeable and with reasonable notice, as hereinafter defined, and agrees to give her best efforts to such services so long as they shall be required hereunder. “Reasonable notice”, for purposes of this Agreement, shall mean an established schedule of attendance at meetings of various boards, commissions and committees, including meetings with the senior executive officers of Wesbanco on a schedule mutually acceptable to the parties to insure attention to the matters herein described. In no event, however, shall Consultant be required to render services in excess of forty (40) hours per month.

2.        COMPENSATION. Subject to the terms of this Agreement, Consultant shall be paid compensation for services rendered hereunder at a fixed amount of Fifty Thousand Dollars ($50,000.00) per year, payable in bi-weekly payments in accordance with the regular payroll system of Wesbanco. In addition, Consultant shall be entitled to be reimbursed her reasonable and necessary business expenses incurred in connection with the services to be performed hereunder. Consultant shall also be entitled to receive such other miscellaneous benefits and perquisites as the Bank provides to its part-time employees generally. The annual compensation amount shall be adjusted effective October 1, 2012, by the increase from the October 1, 2008

“CPI Index” as hereinafter defined, to the CPI Index in effect as of September 30, 2012. The percentage of increase shall be multiplied times the annual compensation to determine the increased amount payable hereunder. The “CPI Index” is defined as the Consumer Price Index for All Urban Consumers issued by the United States Bureau of Labor Statistics of the United States Department of Labor (1982-84=100). In no event, however, shall the increased amount exceed the sum of Ten Thousand Dollars ($10,000.00) so that the adjusted annual compensation amount cannot exceed the sum of Sixty Thousand Dollars ($60,000.00). The adjusted compensation amount shall then constitute the annual compensation to be paid hereunder for the balance of the term of this Agreement. This onetime adjustment in the annual compensation amount shall not have the effect of reducing the annual payment below Fifty Thousand Dollars ($50,000.00).

3.        TERM. The term of this Consulting Agreement shall be for a specific term beginning on the first day of October, 2008, and ending on the 31st day of December, 2016. Notwithstanding the term of this Agreement, Consultant may terminate the agreement at any time upon sixty (60) days prior written notice to Wesbanco, upon the expiration of which time period, this Agreement shall terminate and be of no further force and effect.

4.        SERVICES. The services to be provided by Consultant hereunder shall consist of representing Wesbanco in its community relations endeavors and activities and assisting in its community outreach initiatives and shall include representing Wesbanco on various non-profit and economic development boards, commissions and committees, and in providing assistance, counsel, advice and interaction with the executive officers of Wesbanco in business development initiatives, establishing and maintaining customer relationships, including initiatives in lending, wealth management, treasury management and private banking services with new and existing customers of Wesbanco. In conjunction with these services, it is anticipated that Consultant will maintain her availability to continue her current participation, if invited, on the boards of directors of OVHS&E, Oglebay Institute and the Regional Economic Development Corporation, as well as to seek invitation to such other boards, commissions and committees as the parties shall mutually agree are reasonable and necessary to the performance of the responsibilities herein undertaken.

5.        DEATH OR DISABILITY. In the event of the death of the employee during the term hereof, this Agreement shall terminate and be of no further force and effect. Such termination shall not diminish any benefit of employee which has vested on or before Consultant’s death, and such benefits and other payments and benefits then due shall pass, as applicable, to Consultant’s designated beneficiaries or to her estate. Given the nature of the services to be performed by Consultant pursuant to this Agreement, the parties agree that the partial or total disability of the Consultant shall not result in the termination of this Agreement and it shall continue notwithstanding such partial or total disability of the Consultant during the term hereof.

6.        TITLE AND SUPPORT. Consultant shall be designated as an officer of Wesbanco and shall have the title “Executive Vice President – Community Relations”. In addition, Consultant shall be provided with adequate office, clerical and secretarial support and services as may be necessary to perform the duties herein undertaken during the term of this Agreement.

7.        NON-COMPETE AGREEMENT. Consultant agrees that during the term of this Agreement that she will not, directly or indirectly, accept employment with, act as a consultant to, or otherwise perform services that are substantially the same or similar to those for which the Consultant was compensated by

Wesbanco (this comparison will be based on job-related functions and responsibilities and not on job title), as a full-time employee, for any business that is within a radius of fifty (50) miles of the City of Wheeling, which directly competes with any business in which Wesbanco or any related or affiliated company (1) is engaged on the date of this Agreement, or (2) is engaged at any time during the term of this Agreement. This restriction applies to any parent, division, affiliate, newly formed or purchased business(es), and/or successor of a business that competes or may compete with Wesbanco.

8.        OTHER EMPLOYMENT. The parties agree that Consultant may maintain other full or part-time employment during the term of this Agreement so long as such employment does not interfere with the performance of the services to be performed by Consultant hereunder. If Consultant accepts employment with an employer which provides health insurance benefits with coverage without pre-existing condition exclusions greater than her then current coverage with Wesbanco and employee premiums no less favorable than that provided to Consultant under the Wesbanco health insurance plan in effect at the time, then Consultant shall participate in that employer’s plan and such benefit shall no longer be provided to Consultant under the terms of this Agreement. Notwithstanding the non-compete provisions of this Agreement, contained in Section 7 hereof, on or after January 1, 2011, Consultant may accept employment with a financial institution which competes with Wesbanco in providing financial services, in which event this Agreement shall terminate in its entirety and be of no further force and effect except that the confidentiality provisions of this Agreement contained in Section 9 hereof shall continue to apply to Consultant and may be enforced by Wesbanco.

9.        CONFIDENTIAL INFORMATION. Without the prior written consent of Wesbanco, Consultant shall not, directly or indirectly, divulge to any person, or use for her own benefit, any confidential information concerning the business, affairs, or customers of Wesbanco, acquired by her during her previous employment with Wesbanco or during the performance of her duties hereunder, it being the intent of Wesbanco and Consultant to restrict Consultant from disseminating or using any information which is unpublished and not readily available to the general public.

10.        MEDICAL INSURANCE. During the term of this Agreement, the Consultant shall be permitted to maintain medical insurance for herself, her spouse and her daughter (so long as she is a dependent for coverage purposes) through Wesbanco’s medical insurance program then in effect upon payment of the premiums for such coverage at the rate, from time to time in effect, for such coverage for employees of Wesbanco.

11.        SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. Consultant and Wesbanco have entered into an Amended and Restated Salary Continuation Agreement, dated November 22, 2005 (the “SERP Agreement”), pursuant to the terms of which Consultant is entitled to supplemental benefits over and above the benefits provided to Consultant under Wesbanco’s Defined Benefit Pension Plan. Under the terms of the SERP Agreement, Consultant is entitled to a vested accrued benefit more particularly described on Schedule A, attached hereto and made a part hereof. The parties hereby mutually agree to continue the SERP Agreement during the term of this Consulting Agreement so that Consultant shall continue to accrue additional benefits in accordance with the schedule shown on Schedule A for each year of service provided under this Agreement as if Consultant had not terminated full-time employment with Wesbanco. Thus, for purposes of determining the benefit due Consultant under the terms of the SERP contract, the parties agree that the benefit to which she will be entitled at age sixty-five (65) will be the amount set forth in Schedule A for the plan year ending immediately prior to the termination date of this Agreement determined by vesting the executive in 100% of the accrual balance as shown on the schedule. Thus, if this Agreement continues through December, 2016, Consultant shall be entitled to a benefit amount of Forty Thousand Dollars ($40,000.00) per year payable for ten (10) consecutive years, as provided under the terms and conditions of said SERP Agreement.

12.        TERMINATION FOR CAUSE. Notwithstanding any provision of this Agreement to the contrary, Wesbanco shall not pay any benefit under this Agreement if Wesbanco terminates the Consultant’s employment for:

A. Gross negligence or gross neglect of duties;

B. Commission of a felony or a crime involving moral turpitude; or

C. Fraud, disloyalty, dishonesty or willful violation of any law or significant Wesbanco policy committed in connection with the Consultant’s employment and resulting in a material adverse effect on Wesbanco.

13.        DELEGATION OF DUTIES, ASSIGNMENT OF RIGHTS, AND AMENDMENT. Consultant may not delegate the performance of any of her obligations or duties except as to such duties as may be performed by employees of the bank in the ordinary course of their duties, nor assign any rights hereunder without the prior written consent of Wesbanco. Any such purported delegation or assignment in the absence of such written consent shall be void. This Agreement shall be binding on all of the Employee’s heirs, representatives, successors, and assigns. This Agreement shall be binding upon any successor of WesBanco by merger or sale of all or substantially all of WesBanco’s assets or stock or by other business combination. This Consulting Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

14.        GOVERNING LAW AND ENTIRE AGREEMENT. This Consulting Agreement shall be construed and governed in accordance with the laws of the State of West Virginia, contains the entire agreement between the parties with respect to the services contemplated herein, and supersedes all previous commitments and contracts in writing between the parties hereto, except with respect to the SERP Agreement, the Transition Agreement and any benefit plans in which Consultant is a participant.

WITNESS the following signatures:

WESBANCO BANK, INC.

By
Its

KRISTINE N. MOLNAR

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this          day of October, 2008, by                                 ,                                 of WESBANCO BANK, INC., a West Virginia banking corporation, on behalf of the corporation.

Notary Public

My commission expires:

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this          day of October, 2008, by KRISTINE N. MOLNAR.

Notary Public

My commission expires:

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